Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 27, 2009 relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Colonial Properties Trust’s Annual Report on Form 10-K for the year ended December 31, 2008. We also consent to the references to us under the heading “Experts” in such registration statement.
/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
March 11, 2009